July 17, 2013

Syntroleum Corporation To Explore Strategic Alternatives

TULSA, Okla., July 17, 2013 (GLOBE NEWSWIRE) — Syntroleum Corporation (Nasdaq:SYNM) announced today that its Board of Directors is evaluating strategic alternatives to enhance value for the shareholders of the Company related to its renewable and natural gas-to-liquids businesses.

There can be no assurances as to whether any particular strategic alternative for the Company will be recommended by the Board of Directors or undertaken or, if so, upon what terms and conditions. The Company does not intend to disclose developments with respect to the progress of its evaluation of any strategic alternatives until such time as the Board of Directors has approved a transaction or otherwise deems disclosure appropriate.

Piper Jaffray & Co. is serving as exclusive independent financial advisor to assist the Board of Directors in the evaluation of possible strategic alternatives.

About Syntroleum (Nasdaq:SYNM)

Syntroleum Corporation owns the Syntroleum® Process for Fischer-Tropsch (FT) conversion of synthesis gas into liquid hydrocarbons, the Synfining® Process for upgrading FT liquid hydrocarbons into refined petroleum products, the Bio-Synfining® technology for converting renewable feedstocks into drop-in fuels and a 50% interest in Dynamic Fuels LLC, which owns the 75mm gallon per year Geismar, Louisiana renewable fuels plant using the Bio-Synfining® technology.  For additional information, visit the Company’s web site at www.syntroleum.com.

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as well as historical facts. These forward-looking statements include statements relating to the Fischer-Tropsch (“FT”) process, Syntroleum ® Process, Synfining ® Process, and related technologies including, gas-to-liquids (“GTL”), coal-to-liquids (“CTL”) and biomass-to-liquids (“BTL”), our renewable fuels Bio-Synfining ® Technology (hereinafter “Technologies”), plants based on these Technologies, anticipated cost and schedule to design, construct and operate plants, expected production of fuel, obtaining required financing for these plants and other activities, the value and markets for products, testing, certification, characteristics and use of plant products, the continued development of our Technologies, use of proceeds from our equity offerings, anticipated revenues, availability of catalyst, our support of and relationship with our licensees, and any other forward-looking statements including future growth, cash needs, capital availability, operations, business plans and financial results. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these kinds of statements involve risks and uncertainties. Actual results may not be consistent with these forward-looking statements. Syntroleum undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. Important factors that could cause actual results to differ from these forward-looking statements are described under “Item 1A. Risk Factors” and elsewhere in our 2012 Annual Report on Form 10K.

®“Syntroleum”, “Synfining”, and “Bio-Synfining” are registered as trademarks and service marks in the U.S. Patent and Trademark Office.

CONTACT:

Ron Stinebaugh Syntroleum Corporation (281) 224-9862 www.syntroleum.com	J. Thomas Halverson, Jr. Piper Jaffray & Co. (612) 303-6371 www.piperjaffray.com	Jamie Moser / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 www.joelefrank.com